Exhibit 4.1

Fortis Inc.

Second Amended and Restated Dividend Reinvestment and Share Purchase Plan

As a holder of common shares (“Common Shares”) of Fortis Inc. (the “Company”), you should read this document carefully before making any decision regarding participation in the second amended and restated dividend reinvestment and share purchase plan of the Company (the “Plan”).  In addition, if you are a non-registered holder of Common Shares you should refer to Section 4.1.

Shareholders of the Company resident in the United States should review the prospectus relating to the Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission on May 16, 2017.

1.                                      PURPOSE

The Plan provides a means for the Company’s Shareholders to invest Common Share cash dividends and Optional Cash Payments to purchase additional Common Shares.  Common Shares are purchased by the Plan Agent on behalf of the Participants under the Plan.  The Plan Agent purchases such shares, as determined from time to time by the Company, by written notice to the Plan Agent, either (i) on the open market through the facilities of the TSX and/or any other stock exchange on which the Common Shares may from time to time be listed and posted for trading or (ii) directly from the Company.  Therefore, the Plan also provides a means by which the Company may retain and reinvest cash dividends and increase its equity capital.

2.                                      DEFINITIONS

“2009 Plan” means the Company’s amended and restated dividend reinvestment and share purchase plan effective January 1, 2009, which plan is superseded by the Plan.

“Anti-Money Laundering Act” has the meaning set out in Section 5.2.

“Average Market Price” has the meaning set out in Section 5.5.

“Business Day” means any day on which the Plan Agent’s offices in the Province of Quebec, the TSX and each other stock exchange on which the Common Shares may from time to time be listed and posted for trading are generally open, but does not include a Saturday, Sunday, civic or statutory holiday in Toronto, Ontario or St. John’s, Newfoundland & Labrador.

“Common Shares” means common shares of the Company.

“Company” means Fortis Inc.

“CSPP” means the Company’s consumer share purchase plan, as amended from time to time, pursuant to which Shareholders resident in the provinces of Newfoundland & Labrador and Prince Edward Island can elect to have their cash dividends on Common Shares automatically reinvested in the Company.

“Discount” has the meaning set out in Section 6.

“Dividend Payment Date” means the date chosen by the Board of Directors of the Company for the payment of a cash dividend on Common Shares.  This historically has been a Business Day in each of March, June, September and December of each year.

“Dividend Record Date” means the date chosen by the Board of Directors of the Company to determine those Shareholders entitled to receive payment of the dividend on Common Shares.

“ESPP” means the Company’s employee share purchase plan, as amended from time to time, pursuant to which employees of the Company and its subsidiaries are entitled to invest in Common Shares of the Company on a preferential basis.

“Intermediary” means a securities broker or dealer, bank, trust company, financial organization or any other nominee.

“Investment Date” means for the reinvestment of dividends and optional cash purchases under the Plan, the Dividend Payment Date.

“Market Purchase” has the meaning set out in Section 5.4.

“NYSE” means the New York Stock Exchange, or any successor stock exchange.

“Optional Cash Payment” has the meaning set out in Section 5.2.

“Participant” means a Shareholder holding at least the minimum number of Common Shares required pursuant to this Plan on the applicable Dividend Record Date who is:

(a)                                 a resident of Canada or the United States, or

(b)                                 resident outside Canada or the United States and is not prohibited under the law of the jurisdiction in which it resides from participating in the Plan,

and who is otherwise eligible to participate in the Plan and elects to do so by, (i) in the case of a registered Shareholder, completing and delivering the appropriate enrolment forms to the Plan Agent or by enrolling online through the Plan Agent’s self-service web portal at www.investorcentre.com/fortisinc or, (ii) in the case of a beneficial Shareholder, having an Intermediary enroll on his, her or its behalf, as more particularly described in the Plan.

“Plan” means the Company’s Second Amended and Restated Dividend Reinvestment and Share Purchase Plan.

“Plan Agent” means Computershare Trust Company of Canada, or such other firm as may be designated by the Company from time to time to act as agent under the Plan.

“Plan Shares” means Common Shares registered in the name of a Participant under the Plan.

“Shareholder” means a registered owner of Common Shares or a non-registered beneficial owner of Common Shares, as the context requires.

“Trading Day” means a day on which a board lot of the Common Shares was traded on the relevant stock exchange.

“Treasury Purchase” has the meaning set out in Section 5.4.

“TSX” means the Toronto Stock Exchange, or any successor stock exchange.

“VWAP” means the volume weighted average trading price of the Common Shares, calculated by dividing the total value of Common Shares by the total number of Common Shares traded for the relevant period.

3.                                      USE OF PROCEEDS

The net proceeds to the Company from the sale of Common Shares under the Plan will be added to the Company’s general funds and used for general corporate purposes or any other purpose in the sole discretion of the Company.

4.                                      PARTICIPATION IN THE PLAN

4.1                               General

Provisions of the Plan apply to all Participants, but are subject to the administrative practices and requirements of Intermediaries through whom Plan Shares are held by non-registered Shareholders.  The administrative practices and requirements of Intermediaries vary and, accordingly, the various dates by which actions must be taken under the Plan and the documentary requirements set out in the Plan may not be the same for non-registered Shareholders as for registered Shareholders.  Some Intermediaries may require non-registered Shareholders to become registered Shareholders in order to participate in the Plan.  In addition, there may be a fee charged by some Intermediaries for a non-registered Shareholder to become a registered Shareholder, which will not be covered by the Company.  Non-registered Shareholders should therefore contact their Intermediary to determine the requirements of such Intermediary regarding participation in the Plan.

4.2                               Eligibility

Common Shares are offered for sale under the Plan in both Canada and the United States.  Every registered Shareholder who is a resident of Canada or the United States is eligible to participate in the Plan.  The distribution of Common Shares under the Plan in the United States is registered under the U.S. Securities Act of 1933, as amended.

Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions under the laws of such Shareholder’s jurisdiction of residence and provided such laws do not subject the Company or the Plan to any additional legal, regulatory, filing or registration requirements. Cash dividends to be reinvested for Participants resident outside of Canada will be reduced by the amount of any applicable withholding taxes, as determined in the sole discretion of the Company. Neither the Company nor Plan Agent will have any duty to inquire to the residency status of the Shareholder, nor will the Company or Plan Agent be required to know the residency status of a Shareholder, other than as notified by a Shareholder. Notwithstanding the foregoing, as part of the enrolment process, the Company or Plan Agent may request additional information or confirmations, including an opinion of legal counsel, from such non-Canadian resident Shareholders to ensure that enrolment is not prohibited by the law of the country in which they reside.

4.3                               Enrolment — Registered Shareholders

Registered Shareholders may enrol their Common Shares in the Plan by completing the Reinvestment Enrolment - Participant Declaration Form approved by the Company and the Plan Agent from time to time and mailing such form to the Plan Agent or by enrolling online through the Plan Agent’s self-service web portal.

4.4                               Enrolment — Non-Registered Beneficial Shareholders

Beneficial Shareholders whose Common Shares are not registered in their own name but instead are held through an Intermediary, may only participate in the Plan if they:

(a)                                 transfer their Common Shares into their own name and enroll directly in the Plan as a registered Shareholder; or

(b)                                 arrange for their Intermediary to enroll in the Plan on their behalf.

The Intermediary will be responsible for causing separate instructions to be delivered to the Agent regarding the extent of its participation in the Plan on behalf of non-registered Shareholders.

4.5                               Date of Enrolment

An eligible Shareholder will become a Participant and the Common Shares designated by the Participant will be recorded by the Plan Agent for participation in the Plan effective as of the first Dividend Record Date following receipt by the Plan Agent of the duly completed Reinvestment Enrolment — Participant Declaration Form and, if making an initial Optional Cash Payment, an Optional Cash Purchase — Participant Declaration Form. If an enrolment form is received pursuant to this Section 4.5 at least three Business Days prior to a Dividend Record Date, the enrolment in the Plan will be effective for such Dividend Record Date.  Any enrolment received less than three Business Days prior to a Dividend Record Date will not be effective until after such Dividend Payment Date. A non-registered Shareholder will become a Participant when an Intermediary has enrolled in the Plan on its behalf through a registered Shareholder.

4.6                               Transfer of Common Shares

Participants in the Company’s CSPP or ESPP, or other share purchase plans of the Company from time to time, may transfer the Common Shares registered in their name pursuant to such plans to the Plan by providing notice to the Plan Agent of their desire to withdraw Common Shares from their existing plan and to transfer the Common Shares currently held under such plan to the Plan.  The Participant must also complete a Reinvestment Enrolment - Participant Declaration Form and mail both documents together to the Plan Agent or complete such process through the Plan Agent’s self-service web portal.  Where notice of termination and enrolment is received pursuant to this Section 4.6 at least three Business Days prior to a Dividend Record Date the termination and enrolment in the Plan will be effective for such Dividend Record Date.  Any requests received less than three Business Days prior to a Dividend Record Date will not be completed until after such Dividend Payment Date.

4.7                               Other Restrictions

The Company may, in its sole discretion, determine from time to time that any Shareholder or group of Shareholders may not participate or continue to participate in the Plan.  Without limitation, the Company may deny the right to participate in the Plan to any Shareholder if the Company has reason to believe that such Shareholder has been engaged in market activities, or has been artificially accumulating securities of the Company for the purpose of taking undue advantage of the Plan to the detriment to the Company.

The Company reserves the right to deny participation in the Plan, and to not accept enrolment from, any person or agent of such person who appears to be, or who the Company has reason to believe is, subject to the laws of any jurisdiction that does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Intermediaries may not allow participation in the Plan and the Company is not responsible for monitoring or advising which Intermediaries allow participation.

4.8                               Ongoing Enrolment.

Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan.

4.9                               Deemed Confirmations.

By enrolling in the Plan, whether directly as a registered Shareholder or indirectly as a non-registered Shareholder through an Intermediary, a Participant is deemed to have:

(a)                                 represented and warranted to the Company and the Plan Agent that they are eligible to participate in the Plan;

(b)                                 appointed the Plan Agent to receive from the Company, and directed the Company to credit to the Plan Agent, all dividends (less any applicable withholding taxes) payable in respect of all Common Shares registered in the name of the Shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a non-registered Shareholder enrolled indirectly through an Intermediary, that is enrolled on its behalf in the Plan;

(c)                                  authorized and directed the Plan Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

(d)                                 acknowledged and agreed to the limitations on liability as set out in Section 16 of the Plan.

5.                                      PURCHASE OF COMMON SHARES UNDER THE PLAN

5.1                               Dividend Reinvestment

Subject to Section 19, all dividends payable on Plan Shares recorded for participation in the Plan, including Plan Shares acquired and retained under the Plan, will be paid by the Company to the Plan Agent and will, after the deduction of any withholding tax applicable to Participants residing outside of Canada, be used by the Plan Agent to purchase Common Shares for the Participant’s account on the Dividend Payment Date.  Subject to Section 4.1, full reinvestment of all dividends received under the Plan (less any applicable withholding taxes) is possible as whole and fractional Common Shares (computed to six decimal places) are credited to Participants’ accounts. The rounding of any fractional interest is determined by the Plan Agent in its sole discretion.

5.2                               Optional Cash Payments

Participants may choose to make optional cash purchases of Plan Shares under the Plan (each, an “Optional Cash Payment”) provided that Optional Cash Payments made by any Participant shall not be (i) less than C$100 per transaction nor greater than C$30,000 per calendar year, if made in Canadian dollars, or (ii) less than US$100 per transaction nor greater than US$30,000 per calendar year, if made in U.S. dollars.  An Optional Cash Payment may be made by using the Optional Cash Purchase - Participant Declaration Form, together with (a) a Canadian dollar cheque or (b) a U.S. dollar cheque and an Agent Mandatary Certification Form, as applicable, to make the optional cash purchase. Alternatively, participants may enroll to make an Optional Cash Payment and to effect such payment by pre-authorized debit by using the Plan Agent’s self-service web portal.

Optional Cash Payments will be used by the Plan Agent to purchase Plan Shares on the first Dividend Payment Date following enrolment and receipt of cleared funds, provided that enrolment is completed and cleared funds are received not less than three Business Days before a Dividend Payment Date.  Enrolment forms and cleared funds received less than three Business Days before a Dividend Payment Date will be used to purchase Plan Shares on the Dividend Payment Date after the next following Dividend Payment Date.  All Optional Cash Payments made in U.S. dollars to the Plan Agent will be converted into Canadian dollars by the Plan Agent on the Dividend Payment Date based on the exchange rate in effect at the time of conversion.

There is no obligation to make Optional Cash Payments, to continue to make Optional Cash Payments or to make all such payments in the same amount.  No interest will be paid to Participants on any funds held for investment or distribution under the Plan.  The Discount will not apply to purchases made pursuant to Optional Cash Payments. The full amount of any Optional Cash Payment will be invested in Plan Shares, as whole and fractional Common Shares (computed to six decimal places) purchased with such funds will be credited to such Participant’s account. The rounding of any fractional interest is determined by the Plan Agent in its sole discretion.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder (the “Anti-Money Laundering Act”) requires that the Plan Agent collect and record specific information and take other compliance measures with respect to new or existing Participants who elect to make an Optional Cash Payment under the Plan. In order to participate in the Optional Cash Payment feature of the Plan, Participants must have met the applicable requirements under the Anti-Money Laundering Act, which are contained in each of the Reinvestment Enrolment — Participant Declaration Form and the Optional Cash Purchase — Participant Declaration Form.

5.3                               Pre-Authorized Debit

To be eligible to participate in the Plan through pre-authorized debit, a Participant must already be enrolled in the Plan, must use a bank account with a Canadian financial institution, and such account must be coded compliant with relevant Anti-Money Laundering Act requirements. Participants have the option of a one-time or recurring pre-authorized debit for any Optional Cash Payment. Both options can be initiated online through the Plan Agent’s self-service web portal. Instructions must be received at least ten Business Days before the Dividend Payment Date. If a Participant authorizes an Optional Cash Payment through pre-authorized debit then its bank account will be debited on the fifth Business Day prior to the Dividend Payment Date.

5.4                               Source of Plan Shares

The Plan Shares acquired by the Plan Agent pursuant to the Plan will be, at the Company’s discretion, either newly issued Common Shares purchased from the Company (a “Treasury Purchase”) or Common Shares purchased on the open market through the facilities of the TSX and/or any other stock exchange on which the Common Shares may from time to time be listed and posted for trading (a “Market Purchase”). For Market Purchases, the Common Shares will be purchased starting one Business Day after the Dividend Payment Date and ending three Business Days after the Dividend Payment Date.

5.5                               Price of Plan Shares — Reinvestment of Dividends

The purchase price for Plan Shares under the Plan on any Dividend Payment Date from the reinvestment of cash dividends will be:

(a)                                 in the case of a Market Purchase, the average of the actual price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent; or

(b)                                 in the case of a Treasury Purchase, the price will be the VWAP on the TSX (or another stock exchange where the majority of the trading volume and value of the Common Shares occurs) on the five Trading Days immediately preceding the Dividend Payment Date (the “Average Market Price”) less a Discount, if any, of up to 5% at the Company’s election.

5.6                               Price of Plan Shares — Optional Cash Payment

The purchase price for Plan Shares under the Plan on any Dividend Payment Date acquired from Optional Cash Payments (after converting any Optional Cash Payments made in U.S. dollars into Canadian dollars based on the exchange rate in effect at the time of conversion) will be:

(a)                                 in the case of a Market Purchase, the average of the actual price paid (excluding brokerage commission, fees and transaction costs) per Common Share by the Plan Agent; or

(b)                                 in the case of a Treasury Purchase, the Average Market Price.

6.                                      APPROVAL OF DISCOUNT

The Board of Directors of the Company may from time to time approve a discount (the “Discount”) of up to 5% on the Average Market Price of Common Shares issued pursuant to a Treasury Purchase under Section 5.5(b).  The Board of Directors may alter or eliminate the Discount at any time in its sole discretion.  If the Discount is altered or eliminated by the Board of Directors of the Company, the Company shall publish a press release notifying Participants of such change.

The Discount applicable to Treasury Purchases pursuant to Section 5.5(b) is 2% as of May 3, 2017, the effective date of the Plan.  The Discount will not apply to purchases made pursuant to Optional Cash Payments.

7.                                      COSTS

All administrative costs of the Plan, including any brokerage commissions, fees or other expenses of the Plan Agent incurred for the purchase of Plan Shares for Participants are borne by the Company.  Participants who enroll through an Intermediary may be subject to costs and charges by their Intermediary.

8.                                      TRANSITION TO THE PLAN

For continuity of treatment in respect of their dividends and Optional Cash Payments, participants in the 2009 Plan will automatically be enrolled in the Plan on May 3, 2017 and become Participants in the Plan, unless such Participants forward notice to the Plan Agent exiting from the Plan.  The Plan accounts of Participants will contain the Common Shares, including fractional shares computed to six decimal places, if any, held by such Participant prior to May 3, 2017.  Cash dividends on the Common Shares in the accounts of such Participants under the 2009 Plan will automatically be reinvested in the purchase of Plan Shares pursuant to the Plan.

9.                                      ADMINISTRATION

9.1                               The Plan Agent

The Company has appointed Computershare Trust Company of Canada as Plan Agent to administer the Plan on behalf of the Company and the Participants pursuant to an agreement between the Company and the Plan Agent. The Company may, from time to time, at its sole discretion appoint a replacement Plan Agent. If any replacement Plan Agent is appointed, notice of such replacement will be provided to Participants by the Company.

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

9.2                               Registration of Plan Shares

Plan accounts shall be maintained in the names in which certificates were registered or enrolment forms submitted at the time the Participant enrolled in the Plan. Consequently, share certificates or registration of holdings of uncertificated Common Shares for whole Plan Shares withdrawn from the Plan will be registered in exactly the same manner.

9.3                               Statement of Account

The Plan Agent will maintain a dividend reinvestment and share purchase account for each registered Shareholder Participant. A statement of account will be mailed to each registered Shareholder Participant by the Plan Agent as soon as practical after each Dividend Payment Date. Each such statement will indicate changes to the account over the relevant period including:

(a)                                 the dividends received by the Plan Agent in respect of Plan Shares recorded in the account and, if applicable, any tax withheld on dividends received by the Plan Agent in respect of such Plan Shares;

(b)                                 the amount of any Optional Cash Payments received by the Plan Agent from such Participant; and

(c)                                  the number of additional Plan Shares acquired for the account, including any fractional Plan Share entitlement credited to the Participant computed to six decimal places.

Participants have the option of receiving the Statement of Account electronically through the Plan Agent’s self-service web portal.

Non-registered Shareholder Participants will receive statements of account from their Intermediary in accordance with the Intermediary’s administrative practices.  Non-registered Shareholder Participants should contact their Intermediary to determine the procedures for requesting statements.

9.4                               Certificates or other evidence of shareholding

Share certificates will not be issued to a Participant unless specifically requested.  This convenience protects against loss, theft or destruction and reduces administrative costs.  Certificates or a statement of holdings of uncertificated Common Shares for whole Plan Shares purchased with reinvested dividends and Optional Cash Payments will be provided upon request to the Plan Agent from the Participant pursuant to Section 10 or automatically upon termination of participation in the Plan pursuant to Section 11.  Certificates will be issued or, if applicable, registration of holdings of uncertificated Common Shares will be made, in the name of the Participant. Certificates will not be issued or, if applicable, registration of holdings of uncertificated Common Shares will not be made, in respect of any fraction of a Plan Share.

10.                               DISPOSITION OR WITHDRAWAL OF PLAN SHARES

10.1                        Withdrawal of Plan Shares

A Participant who is not terminating participation in the Plan may, upon written request to the Plan Agent, withdraw whole Plan Shares from the Plan.  Alternatively, a Participant may follow the instructions for withdrawal on the Plan Agent’s self-service web portal. Upon receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole Plan Shares from the Participant’s account and deliver a share certificate or a statement of holdings of uncertificated Common Shares representing such shares in the Participant’s name. No share certificate or statement of holdings of uncertificated Common Shares will be issued for a fraction of a Common Share. A share certificate or statement of holdings of uncertificated Common Shares will generally be delivered within three weeks of receipt by the Plan Agent of a Participant’s request to withdraw Plan Shares. A beneficial Shareholder Participant who holds Plan Shares indirectly through an Intermediary, should contact its Intermediary where it requires a Common Share certificate.

10.2                        Sale of Plan Shares

Participants may request the Plan Agent sell any number of whole Plan Shares on their behalf.  Such request may be made to the Plan Agent either in writing, by phoning the Plan Agent’s toll-free number and requesting a sale, or by following the instructions on the Plan Agent’s self-service web portal.  Upon receipt of such a request, the Plan Agent will, as soon as practicable, arrange for the sale of such Plan Shares through a registered broker-dealer selected by the Plan Agent from time to time.  The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, which are payable by the Participant in connection with such sale, will be paid to the Participant by the Plan Agent in Canadian dollars unless such Participant is a non-resident of Canada. In the case of sale requests by non-residents of Canada, the Plan Agent will sell the relevant Plan Shares on the open market through the facilities of the NYSE and pay such proceeds in U.S. dollars to such Participant.  Broker commissions charged on such sales will be charged at the customary rates charged from time to time by the relevant broker. Plan Shares that are to be sold for a Participant may be commingled with Plan Shares of other Participants requesting a sale of Plan Shares in which case the proceeds to each Participant will be based on the average sale prices and the average brokerage commissions, administrative fee and applicable taxes of all Plan Shares so commingled.

10.3                        No Pledge

Plan Shares held by the Plan Agent may not be pledged, hypothecated, assigned or otherwise disposed of or transferred.  Participants who wish to pledge, hypothecate, assign, dispose of or otherwise transfer their Plan Shares held by the Plan Agent, must first withdraw such shares under the Plan.

10.4                        Remaining Plan Shares

If a Participant sells or withdraws less than all of their Plan Shares, dividends paid on their remaining Plan Shares will continue to be reinvested in Common Shares under the Plan.

11.                               TERMINATION OF PARTICIPATION

11.1                        Termination by Participant

Participants may terminate their participation in the Plan by completing the termination portion of the voucher on the reverse of their quarterly statement of account and sending it to the Plan Agent at any time.  Alternatively, a Participant may follow the instructions for termination on the Plan Agent’s self-service web portal. Where notice of termination is received at least three Business Days prior to a Dividend Record Date the termination will be effective for such Dividend Record Date.  Any termination request received less than three Business Days before a Dividend Record Date will become effective after the next following Dividend Payment Date.

The Plan Agent will settle a terminating Participant’s account by issuing a share certificate for the number of whole Plan Shares held in such Participant’s account, or a statement of holdings of uncertificated Common Shares, and making a cash payment to such Participant for any fraction of a Plan Share remaining.  The amount of the payment for any such fraction will be based on the prevailing market price of the Common Shares at the time of termination.  Any Optional Cash Payment received prior to termination of participation but not invested in Common Shares will be returned to the Participant upon such termination.

Non-registered Shareholders should consult with their Intermediary to arrange for the termination of their participation in the Plan.

11.2                        Death of a Participant

Participation in the Plan will be terminated upon receipt by the Plan Agent of appropriate evidence of the death of a Participant from such Participant’s duly appointed legal representative and written instructions to terminate.  Proof of the legal representative’s authority to act must accompany the evidence of death.  The Plan Agent will terminate and settle the account for such deceased Participant in the manner provided for in Section 11.1.

11.3                        Termination by the Company

The Company reserves the right to terminate a Participant’s participation in the Plan at any time if there is less than one Common Share recorded in the Participant’s account or the Participant cannot be contacted at the addresses given by the Participant.

12.                               VOTING RIGHTS

Participants may vote whole Plan Shares held by the Plan Agent on their behalf, in the same manner as any other Common Shares of the Company either by proxy or in person.  The Plan Agent will forward to Participants, as soon as practicable following receipt, any proxy solicitation materials.  Plan Shares held by the Plan Agent representing fractional interests in Common Shares and any Plan Shares in respect of which voting instructions are not received by the Plan Agent will not be voted.

Non-registered Shareholder Participants should contact their Intermediary to determine the procedures for voting their Common Shares.

13.                               PARTICIPATION BY INSIDERS AND EMPLOYEES

Insiders and employees of the Company may elect to participate in the Plan, provided however such persons may only submit an enrolment form and may only vary or terminate their participation in the Plan when they are not subject to a blackout period or otherwise not permitted to trade under the Company’s Insider Trading Policy.

14.                               RIGHTS OFFERING

If the Company offers rights to its Shareholders then rights certificates or a statement of holdings of uncertificated rights will be issued to Participants in respect of whole Plan Shares on the record date of the rights issue.  Any fractional entitlement to a right that would accrue to a Participant will be rounded down to the nearest whole number. A non-registered Shareholder Participant who holds Common Shares indirectly through an Intermediary should contact its Intermediary to determine how such rights will be distributed to it.

15.                               STOCK DIVIDENDS, STOCK SPLITS AND CONSOLIDATIONS

Any Common Shares distributed pursuant to a stock dividend or a stock split on Plan Shares will be retained by the Plan Agent and credited, net of any applicable withholding or non-resident taxes, to the accounts of the Participants in accordance with their respective entitlements under the Plan. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered Shareholder Participant’s account will be adjusted to account for the effect of such consolidation of the Common Shares. A certificate for Common Shares or a statement of holdings of uncertificated Common Shares resulting from a Common Share dividend or share split or a replacement certificate or revised statement of holdings of uncertificated Common Shares as a result of a consolidation of Common Shares will be delivered to the Participant in the same manner as to holders of Common Shares who are not participating in the Plan.

16.                               RESPONSIBILITIES OF THE COMPANY AND THE PLAN AGENT

Neither the Company nor the Plan Agent shall be liable under the Plan, except in the case of wilful misconduct, for any act or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a)                                 with respect to any failure by an Intermediary to enroll or not enroll in the Plan any Shareholder (or, as applicable, any Common Shares held on such Shareholder’s behalf) in accordance with the Shareholder’s instructions or to not otherwise act upon a Shareholder’s instructions;

(b)                                 with respect to the continued enrolment in the Plan of any Shareholder (or, as applicable, any Common Shares held on such Shareholder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(c)                                  arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(d)                                 with respect to the prices at which Plan Shares are purchased or sold for the Participant’s account and the times such purchases or sales are made or with respect to the stock exchange or other market on which such purchases or sales are effected;

(e)                                  with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

(f)                                   with respect to any determination made by the Company or the Plan Agent regarding a Shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder’s participation for failure to satisfy eligibility requirements;

(g)                                  any decision not to accept an Optional Cash Payment for the purchase of Plan Shares;

(h)                                 any failure by the Plan Agent to purchase Common Shares with an Optional Cash Payment;

(i)                                     with respect to any taxes or other liabilities payable by a Shareholder in connection with its Common Shares or its participation in the Plan;

(j)                                    actions taken as a result of inaccurate and incomplete information or instructions; or

(k)                                 as a result of any currency conversion performed by the Plan Agent,

and each Participant expressly disclaims any recourse in respect thereof. In no event shall the Company be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). For purposes of this section, the term the Company shall include its associated and affiliated entities and their respective partners, directors, officers and employees. The provisions of this section shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

17.                               RISK OF MARKET PRICE FLUCTUATIONS

Participants should recognize that Plan Shares acquired under the Plan are no different from an investment in Common Shares that are held directly.  Accordingly, neither the Company nor the Plan Agent can assure a profit or protect Participants against a loss on the Plan Shares purchased under the Plan.  Shareholders wishing to enroll in the Plan should carefully consider the risk factors set out in the Company’s Annual Information Form, Management’s Discussion and Analysis and other public disclosure documents available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov prior to enrolling.

18.                               AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Company reserves the right to amend, suspend or terminate the Plan at any time, but any such action shall not have retroactive effect that would prejudice the interests of the Participants.  All Participants will be sent written notice of any such amendment, suspension or termination and such notice shall also be published by press release.  In the event of termination of the Plan by the Company, the Plan Agent will terminate and settle the account for each Participant in the manner provided for in Section 11.1.  In the event of suspension of the Plan by the Company, no investment will be made by the Plan Agent on the Investment Date immediately following the effective date of such suspension.  Optional Cash Payments which are not invested as of the effective date of such suspension and Common Share dividends which are subject to the Plan and which are paid after the effective date of such suspension will be remitted by the Plan Agent to the Participants to whom these are due (without interest or deduction thereon except applicable withholding taxes, if any).

Amendments to the Plan will require the prior approval of the TSX and, to the extent applicable, any other stock exchange on which the Common Shares may from time to time be listed and posted for trading, which approval(s) will be obtained before the amendment is implemented.

19.                               LIMIT ON REINVESTMENTS IN CERTAIN EVENTS

The number of Common Shares issuable under the Plan is subject to certain limits adopted by the Company pursuant to applicable securities laws and the rules of the stock exchanges on which the Common Shares may from time to time be listed and posted for trading. If issuing Common Shares under the Plan would result in the Company exceeding the limit and the Company determines not to issue Common Shares in respect of a particular Dividend Payment Date, Participants will receive from the Plan Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Company will be under no obligation to issue Common

Shares to Participants under the Plan where the Company exceeds the maximum number of Common Shares that may be issued under the Plan. The Company will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Company exceeds the maximum number of Common Shares that may be issued under the Plan. The Company is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

20.                               CURRENCY

All monetary amounts identified in the Plan as “C$” are stated in Canadian dollars.  All monetary amounts identified in the Plan as “US$” are stated in U.S. dollars.

21.                               GOVERNING LAW

The Plan will be governed and construed in accordance with the laws of the Province of Newfoundland & Labrador and the federal laws of Canada applicable therein.

22.                               ADOPTION OF RULES AND REGULATIONS

The Company and the Plan Agent may also from time to time adopt and implement rules and regulations to facilitate the administration of the Plan. The Company reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

23.                               NOTICES AND CORRESPONDENCE

All notices required to be given to Participants under the Plan shall be mailed to the Participants at the addresses shown on the records of the Plan Agent.  Participants must notify the Plan Agent promptly in writing of any change of address.

Notices to the Plan Agent shall be sent to:

Fortis Inc. Dividend Reinvestment and Share Purchase Plan
c/o Computershare Trust Company of Canada
100 University Avenue, 8th Floor
Toronto, ON M5J 2Y1
Telephone:                                   1-866-586-7638
Facsimile:                                         1-888-453-0330

Web:  www.investorcentre.com/fortisinc

24.                               EFFECTIVE DATE

The Plan is effective as of May 3, 2017. The first Investment Date under the Plan is June 1, 2017.